Exhibit 99.1

CopyTele Terminates Denis A. Krusos as Chief Executive Officer; Lewis H. Titterton, Jr.

Appointed Interim Chief Executive Officer

MELVILLE, NY – August 22, 2012:  CopyTele, Inc. (OTCBB:COPY) announced today that Denis A. Krusos was terminated as chief executive officer of the Company effective August 21, 2012.  Mr. Krusos will continue to serve as a member of CopyTele’s Board of Directors.

CopyTele’s Chairman of the Board, Lewis H. Titterton Jr., was named interim Chief Executive Officer to lead CopyTele while a search for a new Chief Executive Officer is conducted.  Mr. Titterton, age 67, has served on CopyTele’s Board of Directors since August 16, 2010 and as Chairman of the Board since July 20, 2012.  Mr. Titterton is currently Chairman of the Board of NYMED, Inc., a diversified health services company. His background is in high technology with an emphasis on health care and he has been with NYMED, Inc. since 1989. Mr. Titterton founded MedE America, Inc. in 1986 and was Chief Executive Officer of Management and Planning Services, Inc. from 1978 to 1986. Mr. Titterton also served as one of the Company’s directors from July 1999 to January 2003.

CopyTele’s Board of Directors appointed Mr. Titterton and current directors Henry P. Herms and George P. Larounis to serve on the Executive Committee, a new Board committee that will conduct the search for CopyTele’s new Chief Executive Officer and perform such other duties as shall be determined by the Board of Directors.

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Forward-Looking Statements:

Statements that are not historical fact may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but rather reflect CopyTele's current expectations concerning future events and results. CopyTele generally uses the words "believes", "expects", "intends", "plans", "anticipates", "likely", "will" and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning CopyTele's expectations, involve known and unknown risks, uncertainties and other factors, some of which are beyond CopyTele's control, which may cause CopyTele's actual results, performance or achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. In evaluating such statements as well as the future prospects of CopyTele, specific consideration should be given to various factors, including the following: CopyTele's prior history of losses and negative cash flows from operations; CopyTele's ability to obtain debt or equity financing to continue our marketing, research and development activities, on terms acceptable to CopyTele, if cash generated from operations is insufficient to satisfy our liquidity requirements; CopyTele's ability to commercialize E-Paper® and Nano displays, the possible development of competitive products that could render CopyTele's products obsolete or unmarketable; and other risks as detailed from time-to-time in CopyTele's filings with the Securities and Exchange Commission. CopyTele undertakes no obligation to update any forward-looking statement as a result of new information, unanticipated events, or otherwise.